UNITED STATES
                                         SECURITIES AND EXCHANGE COMMISSION

                                               Washington, D.C. 20549

                                                      FORM 8-K

                                                   CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): January 9, 2007

                               TRANS ENERGY, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          NEVADA                       0-23530                   93-0997412
----------------------------         -------------           -------------------
(State or other jurisdiction         (Commission               (IRS Employer
     of incorporation)                File Number)           Identification No.)

        210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170
                    (Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))


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                                    FORM 8-K

Section 2 - Financial Information

Item 2.01     Completion of Acquisition or Disposition of Assets

     On January 9, 2007 Trans Energy, Inc. completed the assignment for cash to Leatherwood, Inc., a Pennsylvania corporation, of six oil and/or gas wells located in Mannington District, Marion County, West Virginia. The assigned wells are designated as follows: O.N. Koen No. 1, Moffett No. 2, Simon Moore No. 3, Simon Moore No. 1, Simon Moore No. 2 and W.T. Morris No. 2.

    Trans Energy assigned all of its right, title, operating rights and interest in and to the aforementioned wells, including the absolute right to produce, operate and maintain the wells. The assignment is by good and sufficient general warranty assignment, free and clear of all liens and encumbrances and includes the entire working interest, all wells, equipment, personal property, gathering and distribution pipelines and other fixtures and improvements located on the property.

     Leatherwood becomes responsible for the plugging and abandoning of the acquired wells, as necessary, and for any reclamation of the lands after plugging and abandoning operations are completed. All plugging and abandoning operations will be done in accordance with the applicable rules and regulations of the State of West Virginia or other jurisdictional authorities.

     Upon effectiveness of the assignment of the lease, all production, revenue, costs, expenses and other liabilities attributable to the assigned wells will belong to Leatherwood. For a period of one year following the effective date, Trans Energy will have the right, at its sole cost and expense, to permit and drill one or more oil and gas wells located on two of the assigned properties.

     Also on January 10, 2007, Trans Energy acquired from National Gulf Production, Inc. of Giddings, Texas, 75% of National Gulf's rights and interests in and to certain oil and gas leases covering the oil and gas in and under certain tracts of land containing approximately 3,120 acres located in Trego County, Kansas. National Gulf originally acquired the leases pursuant to a farmout agreement with Wevco Production, Inc. In connection with the agreement, Trans Energy and National Gulf will acquire certain 3-D seismic data on the subject leases.

     In consideration for the leases Trans Energy will pay its proportionate 75% of the farmout fee, or approximately $146,250, plus its proportionate 75% of the seismic acquisition, processing and interpretation cost, a total of approximately $285,000. The final seismic cost will be adjusted when completed.

     The lease has a reservation by Wevco of an overriding royalty interest of 3.5% and the right, but not the obligation, to participate up to 25% at cost, in the wells drilled by National Gulf and Trans Energy. There will also be an overriding royalty interest of 1% to the Project Geophysicist and National Gulf will retain an overriding royalty interest of 2%, resulting in an 81% working interest. National Gulf will also earn a 6.15% carried working interest.

     Upon completion of each well capable of commercial production, Trans Energy will be entitled to receive an assignment of its proportionate share of the 20 acre producing unit, or other unit size as may be directed or allowed by the State. This assignment will be made without warranty of title, express or implied.

     From the date of the agreement Trans Energy and National Gulf will have one year to drill the first well and will also have an option for six months after completion of any well to drill another well, until all drillable 20 acre units in the leases are drilled. In the event Trans Energy and National Gulf do not drill the first well within one year, or do not drill subsequent wells within

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the prescribed six month periods, then this agreement terminates with respect to all undrilled areas, unless such failure to perform is due to an act of God, labor disputes, riots, or any other cause beyond the control of the parties. In such an event, the required time to perform would be extended for the period of the interruption.

     Trans Energy and National Gulf will enter into a mutually acceptable participation and operating agreement, whereby National Gulf will be the Operator and will drill and operate the wells that are drilled on the leases.

Section 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

     (c) Exhibits

     Exhibit No.  Description

10.1     Assignment and Bill of Sale
10.2     Seismic Data Acquisition and Farm Out Agreement
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Notes about Forward-looking Statements

     Statements contained in this current report that are not historical facts, including all statements regarding the consummation of the acquisition of assets, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. Trans Energy cautions the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.






                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TRANS ENERGY, INC.



Date:   January 25, 2007            By  /S/ WILLIAM F. WOODBURN
                                       -------------------------------------
                                        William F. Woodburn
                                        Chief Operating Officer and Director


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